UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2012

Vadda Energy Corporation

(Exact names of registrant as specified in its charter)

Florida (States or other jurisdictions of incorporation)	00-28171 (Commission File Number)	27-0471741 (IRS Employer Identification No.)

1600 S. Stemmons Freeway, Suite 440, Lewisville, TX 75067

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code): (214) 222-6500

(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2012, the board of directors of Vadda Energy Corporation (the “Company”) removed William J. Amdall as Chief Financial Officer of the Company by mutual agreement with Mr. Amdall so that he could pursue other interests.

On August 9, 2012, the board of directors of the Company elected Martin N. Mayrath as the Company’s Chief Financial Officer.

Mr. Mayrath, age 61, is the principal of Mayrath & Company, PC, a public accounting firm that provides accounting and tax services including part time CFO services, which he founded in 1978. The firm has provided oil and gas accounting and taxation services including accounting system design, implementation and on-going maintenance and review to clients for over 35 years. Mayrath & Company, PC, has been engaged by the Company and/or its subsidiaries since 2004 and currently assists in its financial and tax reporting. Mr. Mayrath began his career with Condley & Company, Abilene, Texas in 1973, where he became licensed as a certified public accountant. During his tenure at Condley and Company, he focused on all aspects of oil and gas accounting and taxation, including working extensively on private placement joint ventures. Mr. Mayrath graduated from the University of North Texas in 1973 and is a member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and the Dallas CPA Society. He is also a member of the Council of Petroleum Accountants Societies.

In connection with the engagement of Mayrath & Co., the Company and/or its subsidiaries paid Mayrath & Co. a total of $78,842 in the year ended December 31, 2011 and a total of $68,453 thus far in 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)

Dated: August 13, 2012	By:	/s/ Daro Blankenship
Daro Blankenship President and Chief Executive Officer

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